         As filed with the Securities and Exchange Commission on August 18, 1998
                                               Registration No. 333-____________

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                         ------------------------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                     PEOPLES HERITAGE FINANCIAL GROUP, INC.
             ------------------------------------------------------
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

          Maine                        6120                     01-0437984
------------------------     -------------------------      -------------------
 (State or other juris-          (Primary Standard           (I.R.S. Employer
diction of incorporation     Industrial Classification      Identification No.)
    or organization)                 Code No.)

                                  P.O. Box 9540
                               One Portland Square
                           Portland, Maine 04112-9540
                                 (207) 761-8500
     -----------------------------------------------------------------------
     (Address, including zip code and telephone number, including area code, of Registrant's principal executive offices)

                                 William J. Ryan
                 Chairman, President and Chief Executive Officer
                     Peoples Heritage Financial Group, Inc.
                                  P.O. Box 9540
                               One Portland Square
                           Portland, Maine 04112-9540
                                 (207) 761-8500
 ------------------------------------------------------------------------------
 (Name, address, including zip code, and telephone number, including area code, of agent for service) with a copy to:

                      Gerard L. Hawkins, Esq.
                      Elias, Matz, Tiernan & Herrick L.L.P.
                      734 15th Street, N.W.
                      Washington, D.C.  20005
                      (202) 347-0300

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective. [ ]

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

           If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


                                                  Calculation of Registration Fee
=================================================================================================================================
 Title of Each Class of                                      Proposed Maximum        Proposed Maximum
    Securities to be        Amount to be Registered(1)      Offering Price Per      Aggregate Offering          Amount of
       Registered                                            Share or Unit(2)            Price(2)          Registration Fee(2)
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value
$.01 per share                   3,500,000 shares                 $20.00               $70,000,000               $20,650
---------------------------------------------------------------------------------------------------------------------------------
Preferred Stock
purchase rights(3)               3,500,000 rights                  N/A                     N/A                     N/A
=================================================================================================================================

(1) The number of shares of Common Stock and Preferred Stock purchase rights registered hereby is subject to adjustment to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2) Estimated solely for the purpose of calculation of the registration fee and computed pursuant to Rule 457(c), based on the average of the high and low prices of the Common Stock on the Nasdaq Stock Markets's National Market on August 14, 1998.

(3) Preferred Stock purchase rights will be distributed without charge with respect to each share of common stock of the Registrant registered hereby.

                                ---------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

                                EXPLANATORY NOTE


     This registration statement contains two forms of prospectus: one to be used by the registrant in connection with the issuance and sale from time to time by the registrant of shares of its common stock, par value $0.01 per share (the "Common Stock"), in connection with its acquisition of the securities and assets of other businesses (the "Company Prospectus") and one to be used by certain persons who have received shares of Common Stock of the registrant in connection with acquisitions by the registrant of securities or assets held by such persons, or their transferees, and who wish to offer and sell such shares in transactions in which they and any broker-dealer through whom such shares are sold may be deemed to be Underwriters within the meaning of the Securities Act of 1933, as amended (the "Selling Stockholders Prospectus"). The Company Prospectus and the Selling Stockholders Prospectus will be identical in all respects except that they will contain a different cover page and the Selling Stockholders Prospectus will contain a different section captioned "Plan of Distribution." The Company Prospectus is included herein and is followed by those pages to be used in the Selling Stockholders Prospectus that differ from, or are in addition to, those in the Company Prospectus. Each of the alternate or additional pages for the Selling Stockholders Prospectus included herein has been labeled "Alternate Page for Selling Stockholders Prospectus." If required pursuant to Rule 424(b) of the General Rules and Regulations under the Securities Act of 1933, as amended, copies of each of the prospectuses in the forms in which they are used after the registration statement becomes effective will be filed with the Securities and Exchange Commission.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO THE REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH JURISDICTION.


                  SUBJECT TO COMPLETION, DATED AUGUST 18, 1998

                                3,500,000 SHARES

                     PEOPLES HERITAGE FINANCIAL GROUP, INC.

                                  COMMON STOCK


     This Prospectus covers 3,500,000 shares of Common Stock, par value $0.01 per share (the "Common Stock"), which may be offered and issued by Peoples Heritage Financial Group, Inc. (the "Company"), a Maine corporation, from time to time in connection with the merger with or acquisition by the Company or its subsidiaries of the assets or securities of financial institutions and businesses in which bank holding companies and their subsidiaries can engage. The consideration for any such acquisitions may consist of Common Stock, cash, notes or other evidences of debt, convertible or exchangeable securities, assumptions of liabilities or a combination thereof.

     It is expected that the terms of acquisitions involving the issuance of securities covered by this Prospectus will be determined by direct negotiations with the owners or controlling persons of the businesses or assets to be merged with or acquired by the Company, or in the case of entities that are more widely held, through exchange offers to stockholders or documents soliciting the approval of statutory mergers, consolidations or sales of assets. The Company anticipates that the Common Stock issued in any such acquisition will be valued at a price reasonably related to the market value of the Common Stock either at the time of the agreement on the terms of an acquisition or at the time of delivery of the Common Stock.

     The Company does not expect that an underwriting discount or commission will be paid by the Company in connection with issuances of Common Stock pursuant to this Prospectus. However, finders' fees, brokers' commissions or financial advisory fees may be paid from time to time in connection with specific acquisitions, and such fees may be paid through the issuance of Common Stock covered by this Prospectus. Any person receiving any such fee may be deemed to be an underwriter within the meaning of the Securities Act of 1933, as amended (the "Securities Act").

     The Common Stock is traded on the Nasdaq Stock Market's National Market under the symbol "PHBK." On August 14, 1998, the last sale price of the Common Stock as reported on the Nasdaq Stock Market's National Market was $20.00.

     SEE "RISK FACTORS" BEGINNING ON PAGE FOUR FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED CAREFULLY BY PROSPECTIVE INVESTORS IN THE COMMON STOCK OFFERED HEREBY.

                             ----------------------

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ----------------------

     THE SECURITIES OFFERED HEREBY ARE NOT DEPOSITS OR SAVINGS ACCOUNTS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY OR INSTRUMENTALITY.

             The date of this Prospectus is __________ _____, 1998.

                              AVAILABLE INFORMATION


     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy material and other information can be inspected and copied at the office of the Commission located at 450 Fifth Street, N.W., Washington, D.C. 20549 or at its regional offices, located at Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661 and Seven World Trade Center, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission maintains a Web site on the Internet that contains reports, proxy statements, information statements and other information filed electronically by the Company with the Commission. The address of the site is http://www.sec.gov.

     The Company has filed with the Commission a registration statement on Form S-4 (together with all amendments and exhibits, the "Registration Statement") under the Securities Act, with respect to the shares of Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement or the exhibits thereto. For further information, reference is made to such Registration Statement and exhibits. A copy of the Registration Statement on file with the Commission may be obtained from the Commission's principal office in Washington, D.C. upon payment of the fees prescribed by the Commission or through the Commission's Internet Web site.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission pursuant to the Exchange Act are incorporated herein by reference:

     1.   Annual Report on Form 10-K for the year ended December 31, 1997;

     2. Quarterly Report on Form 10-Q for the three months ended March 31 and June 30, 1998;

     3. Current Reports on Form 8-K filed by the Company on April 22, April 28, July 20, as amended on July 24, and July 23, 1998;

     4. The description of the Common Stock which is contained in the Registration Statement on Form S-4 filed by the Company on December 31, 1997.

     All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering made hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof. Any statement contained in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes any such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, on the written or oral request of such person, a copy of any of the foregoing documents incorporated herein by reference (other than the exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Written or oral requests should be directed to Peoples Heritage Financial Group, Inc., P.O. Box 9540, One Portland Square, Portland, Maine 04112-9540, Attention:
Brian Arsenault (telephone no. (207) 761-8517).

                                  RISK FACTORS


     Prospective investors should consider carefully the following factors in addition to the other information included or incorporated by reference in this Prospectus before making an investment in the Common Stock. Certain statements contained or incorporated by reference herein are not based on historical facts and are "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements, which are based on various assumptions (some of which are beyond the Company's control), may be identified by reference to a future period(s) or by the use of forward-looking terminology, such as "anticipate," "believe," "commitment," "consider," "continue," "could," "encourage," "estimate," "expect," "intend," "may," "plan," "present," "propose," "prospect," "will," future or conditional verb tenses, similar terms, variations on such terms or negatives of such terms. Although the Company believes that the anticipated results or other expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that those results or expectations will be attained. Actual results could differ materially from those indicated in such statements due to risks, uncertainties and changes with respect to a variety of factors, including, but not limited to, those described below and other factors generally affecting the banking industry. Some, but not all, of these risks are summarized below as well as in the Company's reports and filings with the Commission, including its periodic reports under the Exchange Act. The Company does not undertake, and specifically disclaims any obligation, to publicly release the results of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

Risks Related to Certain Lending Activities

     The Company's lending activities include loans secured by existing multi-family residential and commercial real estate. In addition, from time to time the Company originates loans for the construction of multi-family residential real estate and land acquisition and development loans. Multi-family residential, commercial real estate and construction lending generally is considered to involve a higher degree of risk than single-family residential lending due to a variety of factors, including generally larger loan balances, the dependency on successful completion or operation of the project for repayment, the difficulties in estimating construction costs and loan terms which often do not require full amortization of the loan over its term and, instead, provide for a balloon payment at stated maturity. There can be no assurance that the Company's multi-family residential, commercial real estate and construction lending activities will not be adversely affected by these and the other risks related to such activities.

     The Company's lending activities also include commercial business loans and leases to small to medium businesses, which generally are secured by various equipment, machinery and other corporate assets, and a wide variety of consumer loans, including home improvement loans, home equity loans, education loans and loans secured by automobiles, boats, mobile homes, recreational vehicles and other personal property. Although commercial business loans and leases and consumer loans generally have shorter terms and higher interests rates than mortgage loans, they generally involve more risk than mortgage loans because of the nature of, or in certain cases the absence of, the collateral which secures such loans.

Effects of Changes in Interests Rates

     The Company's operating results depend to a large extent on its net interest income, which is the difference between the interest income earned on its interest-earning assets and the interest expense incurred in connection with its interest-bearing liabilities. Changes in the general level of interest rates can affect the Company's net interest income by affecting the spread between the Company's interest-earning assets and interest-bearing liabilities, as well as, among other things, the ability of the Company to originate loans; the value of the Company's interest-earning assets and its ability to realize gains from the sale of such assets; the average life of the Company's interest-earning assets; the value of the Company's mortgage servicing rights; and the Company's ability to obtain deposits in competition with other available investment alternatives. Interests rates are highly sensitive to many factors, including governmental monetary policies, domestic and international economic and political conditions and other factors beyond the control of the Company. Although management believes that the estimated maturities of the Company's interest-earning assets currently are well balanced in relation to the estimated maturities of its interest-bearing liabilities (which involves various estimates as to how changes in the general level of interest rates will impact such assets and liabilities), there can be no assurance that the profitability of the Company would not be adversely affected during any period of changes in interest rates.

Dependence upon Economic Conditions

     The Company's profitability is primarily dependent on the profitability of its banking subsidiaries, which derive substantially all of their loans, deposits and other business from Maine, New Hampshire and north-central Massachusetts. The banking industry in northern New England is affected by general economic conditions such as inflation, recession, unemployment and other factors beyond the Company's control. During the late 1980s and early 1990s, severely depressed real estate prices materially and adversely affected the northern New England economies, causing a severe recession and significant unemployment in the region. Although these economies have improved considerably more recently, there can be no assurance that the Company will be able to withstand adverse economic changes in the northern New England economies should they occur, or that adverse developments in general economic conditions in the national economy will not adversely affect the Company's financial condition or results of operations. Accordingly, the Company will remain subject to risks associated with prolonged declines in either local or national economies.

Restrictions on Paying Dividends

     The Company's ability to pay dividends to its shareholders depends to a large extent upon the dividends the Company receives from its banking subsidiaries. Dividends paid by the Company's banking subsidiaries are subject to restrictions under various federal and state banking laws. In addition, the Company and each of its banking subsidiaries must maintain certain capital levels, which may restrict the ability of such banking subsidiaries to pay dividends to the Company and the Company to pay dividends to its shareholders.

Preemptive Rights Denied and Dilution

     The Company's Amended and Restated Articles of Incorporation, as amended (the "Articles"), do not provide shareholders with a preemptive right to subscribe for additional shares of Common Stock upon any increase thereof. Thus, upon the issuance of any additional shares of Common Stock or other voting securities of the Company or securities convertible into Common Stock or other voting securities of the Company, persons who receive shares of Common Stock in transactions with the Company may be unable to maintain their pro rata voting or ownership interest in the Company.

Anti-Takeover Provisions

     The Articles authorize the Board of Directors of the Company to issue shares of preferred stock of the Company ("Preferred Stock") without shareholder approval and upon such terms as the Board of Directors may determine. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions, financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a controlling interest in the Company.

     The Articles and the Bylaws of the Company contain a number of other provisions which may be deemed to have the effect of discouraging or delaying attempts to gain control of the Company, including provisions in the Articles:
(i) classifying the Board of Directors of the Company into three classes to serve for three years with one class being elected annually; (ii) authorizing the Board of Directors of the Company to fix the size of the Board between three and 25 directors; (iii) authorizing directors to fill vacancies in the Board;
(iv) increasing the vote for removal of directors by shareholders; (v) increasing the amount of stock required to be held by shareholders seeking to call a special meeting of shareholders; and (vi) requiring an increased vote of shareholders to approve certain business combinations unless certain price and procedural requirements are met or the Board of Directors of the Company approves the business combination in the manner provided therein. The provisions in the Bylaws of the Company include specific conditions under which (i) persons may be nominated for election as directors of the Company at an annual meeting of shareholders; and (ii) business may be transacted at an annual meeting of shareholders.

     In addition to the foregoing, the Company has adopted a shareholder rights plan which generally would cause substantial dilution to a person or group of persons that acquires 20% or more of the outstanding Common Stock if a Triggering Event (as defined) thereafter occurs without the rights issued pursuant to such plan having been redeemed by the Board of Directors of the Company. Sections 611-A and 910 of the Maine Business Corporation Act also may have anti-takeover effects.

     The foregoing provisions and instruments may discourage potential proxy contests and other takeover attempts, particularly those which have not been negotiated with the Board of Directors of the Company. Accordingly, holders of Common Stock may be deprived of an opportunity to sell their shares of Common Stock at a substantial premium over the market price of such shares. In addition, federal law also requires the approval of the Federal Reserve Board prior to the acquisition of "control" of a bank holding company.

Governmental Regulation

     The Company and its subsidiaries are subject to extensive federal and state governmental supervision and regulation, which are intended primarily for the protection of depositors. In addition, the Company and its subsidiaries are subject to changes in federal and state laws, as well as changes in regulations, governmental policies and accounting principles. The effects of any such potential changes cannot be predicted but could adversely affect the business and operations of the Company and its subsidiaries in the future.

Competition

     The Company and its subsidiaries are subject to vigorous competition in all aspects and areas of their business from banks and other financial institutions, including savings and loan associations, savings banks, finance companies, credit unions and other providers of financial services, such as money market mutual funds, brokerage firms, consumer finance companies and insurance companies. The Company also competes with non-financial institutions, including retail stores that maintain their own credit programs and governmental agencies that make available low cost or guaranteed loans to certain borrowers. Certain of the Company's competitors are larger financial institutions with substantially greater resources, lending limits, larger branch systems and a wider array of commercial banking services.

     The Company generally has been able to compete effectively with other financial institutions by emphasizing customer service, including local decision-making, by establishing long-term customer relationships and building customer loyalty and by providing products and services designed to address the specific needs of its customers. No assurance can be given, however, that the Company will continue to be able to compete effectively with other financial institutions in the future.

     The financial services industry is likely to become even more competitive as further technological advances enable more companies to provide financial services. These technical advances may diminish the importance of depository institutions and other financial intermediaries in the transfer of funds between parties.

Year 2000

     The Year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of the Company's programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. If not corrected, many computer applications could fail or create erroneous results by or at the Year 2000. The Company has implemented a year 2000 committee to execute a plan of compliance. The Company believes that, with modifications to existing software already completed or contemplated in the near future, the Year 2000 problem will not pose significant operational problems for the Company's computer systems. The Company expects to be Year 2000 compliant by the end of 1998 and that expenses incurred in connection with such compliance will not exceed $1.7 million, of which $858,000 had been incurred as of June 30, 1998. There can be no assurance that Year 2000 issues will not have a material adverse effect on the Company's business, financial condition or results of operations.

Acquisitions

     Acquisitions have been, and are expected to continue to be, an important part of the expansion of the Company's business. As of June 30, 1998, the Company has completed three acquisitions which have been accounted for under the pooling-of-interests method and six acquisitions accounted for under the purchase method since January 1, 1994. PHFG continually evaluates acquisition opportunities and frequently conducts due diligence in connection with possible acquisitions. As a result, acquisition discussions and, in some cases, negotiations frequently take place and future acquisitions involving cash, debt or equity securities can be expected. Acquisitions typically involve the payment of a premium over book and market values, and therefore, some dilution of PHFG's book value and net income per common share may occur in connection with any future transactions.


                                   THE COMPANY

The Company is a multi-bank and financial services holding company which is incorporated under the laws of the State of Maine. The Company conducts business from its executive offices in Portland, Maine and, as of June 30, 1998, 194 banking offices located throughout Maine, New Hampshire and northern Massachusetts. At June 30, 1998, the

Company had consolidated assets of $9.8 billion and consolidated shareholders' equity of $723.5 million. Based on total assets at June 30, 1998, the Company is the largest independent bank holding company headquartered in northern New England and the fifth largest independent bank holding company headquartered in New England.

     The Company offers a broad range of commercial and consumer banking services and products and trust and investment advisory services through three wholly-owned banking subsidiaries: Peoples Heritage Bank, Bank of New Hampshire and Family Bank, FSB. Peoples Heritage Bank is a Maine-chartered bank, which operates offices throughout Maine and, through subsidiaries, engages in mortgage banking, financial planning, equipment leasing, securities brokerage and insurance brokerage activities. At June 30, 1998, Peoples Heritage Bank had consolidated assets of $4.0 billion and consolidated shareholder's equity of $304.5 million. Bank of New Hampshire is a New Hampshire-chartered commercial bank which operates offices throughout New Hampshire. At June 30, 1998, Bank of New Hampshire had consolidated assets of $4.3 billion and consolidated shareholder's equity of $323.7 million. Family Bank, FSB is a federally-chartered savings bank which operates offices in the Merrimack Valley area of Greater Haverhill and Greater Lowell, Massachusetts and in southern New Hampshire. At June 30, 1998, Family Bank, FSB had consolidated assets of $1.6 billion and consolidated shareholder's equity of $138.0 million.

     The executive offices of the Company are located at One Portland Square, Portland, Maine 04112-9540, and its telephone number is (207) 761-8500.

                      SELECTED CONSOLIDATED FINANCIAL DATA
                  (Dollars in Thousands, Except Per Share Data)


     The following selected consolidated financial data for the five years ended December 31, 1997 is derived in part from the audited consolidated financial statements of the Company which give retroactive effect to the Company's acquisition of CFX Corporation under the pooling-of-interests method of accounting on April 10, 1998. The following selected consolidated financial data at June 30, 1998 and for the six months ended June 30, 1998 and 1997 is derived from unaudited consolidated financial statements of the Company, which include all adjustments, consisting of normal recurring accruals, which the Company considers necessary for a fair presentation of the financial position and results of operations at such date and for such periods. Operating results for the six months ended June 30, 1998 are not necessarily indicative of the results that may be expected for any other interim period or the entire year ending December 31, 1998. The selected consolidated financial data set forth below should be read in conjunction with, and is qualified in its entirety by, consolidated financial statements of the Company, including the related notes, incorporated herein by reference. See "Available Information" and "Incorporation of Certain Documents by Reference."

                                                                         December 31,
                                    June 30,    --------------------------------------------------------------
BALANCE SHEET DATA:                   1998         1997         1996         1995         1994         1993
                                   ----------   ----------   ----------   ----------   ----------   ----------

Total assets                       $9,768,079   $9,668,242   $7,767,655   $6,168,281   $5,673,436   $5,494,810
Debt and equity securities, net     1,614,254    1,830,942    1,564,647    1,307,767    1,305,269    1,356,368
Total loans and leases, net(1)      6,301,529    6,434,238    5,161,179    4,024,307    3,740,024    3,420,416
Goodwill and other intangibles        122,324      127,416       80,884       32,676       31,189       33,879
Deposits                            6,851,183    6,747,419    5,936,430    4,834,969    4,426,847    4,457,219
Borrowings                          1,970,537    1,982,190    1,042,312      674,694      670,829      450,637
Shareholders' equity                  723,457      720,783      676,847      586,500      515,423      495,522
Nonperforming assets                   66,778       69,427       62,266       67,394       89,295      145,651
Book value per share                     8.27         8.23         7.71         7.24         6.45         6.25
Tangible book value per share            6.87         6.79         6.78         6.84         6.08         5.83


                                   Six Months Ended
                                       June 30,                        Year Ended December 31,
                                  ------------------    ----------------------------------------------------
OPERATIONS DATA:                    1998      1997       1997        1996       1995      1994        1993
                                  --------  --------    --------   --------   --------   --------   --------

Interest and dividend income      $357,649  $300,845    $641,751   $509,477   $454,657   $383,393   $369,388
Interest expense                   174,992   135,315     297,275    230,182    202,760    159,656    165,306
                                  --------  --------    --------   --------   --------   --------   --------
Net interest income                182,657   165,530     344,476    279,295    251,897    223,737    204,082
Provision for loan
 and lease losses                    5,981     1,962       4,548      5,185      8,044      6,996     28,077
                                  --------  --------    --------   --------   --------   --------   --------
Net interest income
 after provision for loan
 and lease losses                  176,676   163,568     339,928    274,110    243,853    216,741    176,005
Net securities gains                 2,050       778       2,697      3,287      2,499        401      1,183
Other noninterest income            49,789    35,218      79,783     57,423     46,656     41,625     42,871
Noninterest expense
 (excluding special charges)       140,564   123,346     261,965    209,716    188,573    186,287    181,071
Special charges(2)                  35,374        --      18,591      9,627      4,958        559        300
                                  --------  --------    --------   --------   --------   --------   --------
Income before income
 tax expense                        52,577    76,218     141,852    115,477     99,477     71,921     38,688
Income tax expense                  17,227    26,257      49,517     39,444     33,437     21,136      3,372
                                  --------  --------    --------   --------   --------   --------   --------
Net income                        $ 35,350  $ 49,961    $ 92,335   $ 76,033   $ 66,040   $ 50,785   $ 35,316
                                  ========  ========    ========   ========   ========   ========   ========
Net income per share(3):
    Basic                         $   0.40  $   0.57    $   1.06   $   0.94   $   0.82   $   0.64   $   0.46
    Diluted                           0.39      0.56        1.04       0.92       0.80       0.63       0.46
Dividends per share                   0.22      0.19        0.46       0.34       0.29       0.18       0.11

                                    At or For the
                                   Six Months Ended
                                       June 30,                 At or For the Year Ended December 31,
                                  ------------------    ----------------------------------------------------
OTHER DATA:                         1998      1997       1997        1996       1995      1994        1993
                                  --------  --------    --------   --------   --------   --------   --------

Return on average assets            0.73%     1.27%       1.09%      1.15%      1.13%      0.92%      0.67%
Return on average equity(4)         9.86     14.74       13.29      12.69      12.04       9.97       7.56
Average equity to average
  assets(4)                         7.44      8.63        8.23       9.05       9.35       9.19       8.83
Interest rate spread(4)             3.58      4.10        3.86       3.98       4.06       3.96          *
Net interest margin(4)              4.13      4.66        4.45       4.56       4.64       4.40       4.21
Tier 1 leverage capital
  ratio at end of period            7.16      8.33        7.51       8.56       9.14       8.93       8.77
Dividend payout ratio              51.52     36.26       43.63      38.75      35.69      28.49      24.14
Efficiency ratio(5)                58.52     59.56       59.78      62.28      63.16      70.20      73.32
Nonperforming assets as
  a percent of total assets
  at end of period                  0.68      0.77        0.72       0.80       1.09       1.57       2.65

----------------
(1)  Does not include loans held for sale.

(2) Special charges consist of merger-related expenses and, in 1997, a $7.2 million pre-tax charge relating to CFX Funding.

(3) Excluding special charges, PHFG's basic income per share would have been $0.68, $0.57, $1.20, $1.03, $0.86, $0.65 and $0.46 for the six months ended June
30, 1998 and 1997 and the years ended December 31, 1997, 1996, 1995, 1994 and
1993, respectively, and PHFG's diluted income per share would have been $0.67, $0.56, $1.18, $1.01, $0.85, $0.64 and $0.46 for the same respective periods.

(4) Excludes the effect of unrealized gains or losses on securities available for sale.

(5) The efficiency ratio represents operating expenses, excluding distributions on securities of subsidiary trust and special charges, as a percentage of net interest income and noninterest income, excluding net securities gains.

* Information is not available.

                      COMMON STOCK AND DIVIDEND INFORMATION

     The Common Stock is traded on the Nasdaq Stock Market's National Market. The following table sets forth the high and low prices of the Common Stock as reported on the Nasdaq Stock Market's National Market and the dividends declared per share of Common Stock for the periods indicated. The prices and dividends per share have been retroactively adjusted to reflect a two-for-one split of the Common Stock effective May 18, 1998.

                                  Market Price         Dividends
                                ----------------        Declared
                                 High       Low        Per Share
                                ------    ------       ---------
               1998
     -----------------------
     First Quarter              $24.13    $19.63         $0.11

     Second Quarter              26.75     21.56          0.11

     Third Quarter
       (through August 17)       25.50     19.69            --


               1997
     -----------------------
     First Quarter               16.25     12.94          0.09

     Second Quarter              19.00     13.00         0.095

     Third Quarter               21.56     18.00         0.105

     Fourth Quarter              23.81     18.94          0.11


               1996
     -----------------------
     First Quarter               11.38      9.50          .085

     Second Quarter              11.13      9.69          .085

     Third Quarter               11.81      9.50          .085

     Fourth Quarter              14.31     11.25           .09



     As of June 30, 1998, there were 87,565,134 shares of Common Stock outstanding which were held by approximately 12,000 holders of record. Such number of record holders does not reflect the number of persons or entities holding stock in nominee name through banks, brokerage firms and other nominees.

     The Company has historically paid quarterly dividends on the Common Stock and currently intends to continue to do so in the foreseeable future. The Company's ability to pay dividends depends on a number of factors, however, including restrictions on the ability of its banking subsidiaries to pay dividends under federal and state banking laws, and as a result there can be no assurance that dividends will be paid in the future.

                                 USE OF PROCEEDS

     The Common Stock offered hereby will be issued in connection with future acquisitions of assets or securities of other entities as described herein. Other than the assets or securities acquired, the Company will not receive any proceeds upon the issuance of Common Stock in connection therewith or upon the sale from time to time of such Common Stock by the holders thereof.


                              PLAN OF DISTRIBUTION

     The Company will issue the Common Stock being offered hereby from time to time in connection with the merger with or the acquisition by the Company or its subsidiaries of the assets or securities of financial institutions and businesses in which bank holding companies and their subsidiaries can engage. The consideration for any such acquisitions may consist of Common Stock, cash, notes or other evidences of debt, convertible or exchangeable securities, assumptions of liabilities or a combination thereof.

     It is expected that the terms of acquisitions involving the issuance of securities covered by this Prospectus will be determined by direct negotiations with the owners or controlling persons of the businesses or assets to be merged with or acquired by the Company, or in the case of entities that are more widely held, through exchange offers to stockholders or documents soliciting the approval of statutory mergers, consolidations or sales of assets. The Company anticipates that the Common Stock issued in any such acquisition will be valued at a price reasonably related to the market value of the Common Stock either at the time of the agreement on the terms of an acquisition or at the time of delivery of the Common Stock. The aggregate number of shares of Common Stock to be issued at any time, and the issue price and any other specific terms of any particular issuance in respect of an acquisition, will be set forth in an accompanying Prospectus Supplement in each case where registration of the Common Stock under the Securities Act is required, together with a description of any arrangement involving an agent or underwriter and any compensation payable under the terms of such arrangement.

     The Company does not expect that an underwriting discount or commission will be paid by the Company in connection with issuances of Common Stock pursuant to this Prospectus. However, finders' fees, brokers' commissions or financial advisory fees may be paid from time to time in connection with specific acquisitions, and such fees may be paid through the issuance of Common Stock covered by this Prospectus. Any person receiving any such fee may be deemed to be an underwriter within the meaning of the Securities Act.

     All expenses of the offering of Common Stock by the Company pursuant hereto will be paid by the Company.

                                  LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby will be passed upon for the Company by the law firm of Elias, Matz, Tiernan & Herrick L.L.P., Washington, D.C.


                                     EXPERTS

     The financial statements and related financial statement schedules of the Company incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1997 and the Company's Current Report on Form 8-K filed on July 23, 1998, and the financial statements and related financial statement schedules of The Safety Fund Corporation and of Community Bankshares, Inc. incorporated in this Prospectus by reference from the Company's Current Report on Form 8-K, filed on April 22, 1998, have been audited by KPMG Peat Marwick LLP, independent certified public accountants, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon its authority as experts in accounting and auditing.

     The financial statements and related financial statement schedules of CFX Corporation incorporated in this Prospectus by reference from the Company's Current Report on Form 8-K, filed on April 22, 1998, have been audited by Wolf & Company, P.C., independent certified public accountants, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon its authority as experts in accounting and auditing.

     The financial statements and related financial statement schedules of Portsmouth Bank Shares, Inc. incorporated in this Prospectus by reference from the Company's Current Report on Form 8-K, filed on April 22, 1998, have been audited by Shatswell, MacLeod & Company, P.C., independent certified public accountants, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon its authority as experts in accounting and auditing.


===============================================================      ===============================================================

     No dealer, salesman or any other person has been
authorized to give any information or to make any
representation not contained in this Prospectus, and, if given or made, such information and representation must not be relied upon as having been authorized by the Company or any other
person. This Prospectus does not constitute an offer to sell or
a solicitation of an offer to buy any of the securities offered                              3,500,000 Shares
hereby in any state to any person to whom it is unlawful to
make such offer in such state. Neither the delivery of this
Prospec-tus nor any sales made hereunder shall, under GROUP,
INC. any circumstances, create any implication that the
information contained herein is correct as of any time
subsequent to the date hereof.
                                                                                            PEOPLES HERITAGE
                                                                                          FINANCIAL GROUP, INC.


                       TABLE OF CONTENTS

                                                          Page                                 Common Stock


Available Information..................................     2
Incorporation of Certain Documents by Reference........     2
Risk Factors...........................................     4                              --------------------
The Company............................................     8                                   Prospectus
Selected Consolidated Financial Data...................    10                              --------------------
Common Stock and Dividend Information..................    12
Use of Proceeds........................................    13
Plan of Distribution...................................    13
Legal Matters..........................................    14
Experts................................................    14                          _________________ ___, 1998



===============================================================      ===============================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO THE REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH JURISDICTION.


PROSPECTUS
                  SUBJECT TO COMPLETION, DATED AUGUST 18, 1998

                                3,500,000 SHARES

                     PEOPLES HERITAGE FINANCIAL GROUP, INC.

                                  COMMON STOCK

     This Prospectus, as appropriately amended or supplemented, may be used from time to time principally by persons (the "Selling Stockholders") who have received shares of common stock, par value $0.01 per share (the "Common Stock"), of Peoples Heritage Financial Group, Inc. (the "Company"), a Maine corporation, in connection with the acquisition by the Company of securities or assets held by such persons, or their transferees, and who wish to offer and sell such shares of Common Stock in transactions in which they and any broker-dealer through whom such shares are sold may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), as more fully described herein. The Company will receive none of the proceeds from any such sale. Any commissions paid or concessions allowed to any broker-dealer, and, if any broker-dealer purchases such shares as principal, any profits received on the resale of such shares, may be deemed to be underwriting discounts and commissions under the Securities Act. Certain printing, certain legal and accounting, filing and other similar expenses of this offering may be paid by the Company. The Selling Stockholders generally will bear all other expenses of this offering, including brokerage fees and any underwriting discounts or commissions.

     The Registration Statement of which this Prospectus is a part also relates to the offer and issuance by the Company from time to time of 3,500,000 shares of Common Stock in connection with its acquisition of the securities and assets of other businesses.

     The Common Stock is traded on the Nasdaq Stock Market's National Market under the symbol "PHBK." On August 14, 1998, the last sale price of the Common Stock as reported on the Nasdaq Stock Market's National Market was $20.00.

     SEE "RISK FACTORS" BEGINNING ON PAGE FOUR FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED CAREFULLY BY PROSPECTIVE INVESTORS IN THE COMMON STOCK OFFERED HEREBY.

                             ---------------------


     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------

     THE SECURITIES OFFERED HEREBY ARE NOT DEPOSITS OR SAVINGS ACCOUNTS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY OR INSTRUMENTALITY.

             The date of this Prospectus is __________ _____, 1998.

               [ALTERNATE PAGE FOR SELLING STOCKHOLDER PROSPECTUS]

                              PLAN OF DISTRIBUTION

     This Prospectus may be used by persons who receive from the Company shares of Common Stock covered by the Registration Statement, of which this Prospectus is a part, in connection with the acquisition by the Company of securities or assets held by such persons, or their transferees, and who wish to offer and sell such shares of Common Stock in transactions in which they and any broker-dealer through whom such shares are sold may be deemed to be "underwriters" within the meaning of the Securities Act, provided, however, that no Selling Stockholder will be authorized to use this Prospectus for any offer of such shares of Common Stock without first obtaining the written consent of the Company. The Company may consent to the use of this Prospectus by Selling Stockholders for a limited period of time and subject to conditions and limitations that may vary as to any given Selling Stockholder.

     Agreements with Selling Stockholders permitting use of this Prospectus may provide that any such offering be effected in an orderly manner through securities dealers, acting as a broker or dealer, selected by the Company; that Selling Stockholders enter into custody agreements with certain persons with respect to such shares; and that sales be made only by one or more of the methods described in this section, as appropriately supplemented or amended as required.

     Each Selling Stockholder may sell his, her or its shares of Common Stock from time to time directly or through broker-dealers who may act solely as agents, or who may acquire shares as principals. The distribution of shares of Common Stock may be effected in one or more transactions that may take place on any exchange or national inter-dealer quotation system on which the Common Stock is then listed or traded, including block trades or ordinary broker's transactions, or through privately-negotiated transactions, or in accordance with Rule 144 under the Securities Act (or any other applicable exemption from registration under the Securities Act), through a combination of any such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or negotiated brokerage fees or commissions may be paid by the Selling Stockholders in connection with such sales.

     The Selling Stockholders and any broker-dealer participating in the distribution of the shares of Common Stock may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit and any commissions paid or any discounts or concessions allowed to any such broker-dealer may be deemed to be underwriting discounts and commissions under the Securities Act. The Company and the Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of shares of Common Stock against certain liabilities, including liabilities under the Securities Act.

     Each Selling Stockholder and any other person participating in a distribution of the Common Stock will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation Regulation M and Rules 101 through 105 thereunder. Regulation M governs the activities of persons participating in a distribution of securities and, consequently, may restrict certain activities of, and limit the timing of purchases and sales of Common Stock by, Selling Stockholders and other persons participating in a distribution of Common Stock. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distribution, subject to exceptions or exemptions.

     The Selling Stockholders may resell the shares of Common Stock offered hereby only if such shares are qualified for sale under applicable state securities or "blue sky" laws or exemptions from such registration and qualification requirements are available.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS



ITEM 20.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 719 of the Maine Business Corporation Act ("MBCA") sets forth certain circumstances under which directors, officers, employees and agents may be indemnified against liability which they may incur in their capacity as such. Indemnification may be provided against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred; provided that no indemnification may be provided with respect to any matter where such person shall have been finally adjudicated (i) not to have acted honestly or in the reasonable belief that such action was in or not opposed to the best interests of the corporation or its shareholders, or (ii) with respect to any criminal action, to have had reasonable cause to believe such conduct was unlawful. A corporation may not indemnify a person with respect to any action or matter by or in the right of the corporation as to which that person is finally adjudicated to be liable to the corporation unless the court in which the action was brought determines that, in view of all the circumstances, that person is fairly and reasonably entitled to indemnity for such amounts as the court deems reasonable. To the extent such person has been successful on the merits or otherwise in defense of such action, that person shall be entitled to indemnification. Any indemnification, unless ordered by a court or required in the corporation's bylaws, shall be made only as authorized in the specific case upon a determination by the board of directors that indemnification is proper in the circumstances and in the best interests of the corporation. Expenses incurred in defending an action may be paid by the corporation in advance of the final disposition of that action upon a determination made that the person seeking indemnification satisfied the standard of conduct required for indemnification and receipt by the corporation of a written undertaking by or on behalf of such person to repay that amount if that person is finally adjudicated to not have met such standard or not be entitled to such indemnification. In addition, Section 719 of the MBCA provides that a corporation may purchase and maintain insurance on behalf of directors, officers, employees and agents against liability whether or not the corporation would have the power to indemnify such person against liability under such section. See Title 13-A Maine Revised Statutes Annotated SS. 719.

     Article VI of the Bylaws of the Company provides that the directors, officers, employees and agents of the Company shall be indemnified to the full extent permitted by the MBCA. Such indemnity shall extend to expenses, including attorney's fees, judgments, fines and amounts paid in the settlement, prosecution or defense of the foregoing actions. Directors and officers also may be indemnified pursuant to the terms of various employee benefit plans of the Company. In addition, the Company carries a liability insurance policy for its directors and officers.

ITEM 21.   EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     The exhibits and financial statement schedules filed as a part of this Registration Statement are as follows:

     (a)   List of Exhibits:

       Exhibit No.                    Exhibit                                   Location
       -----------                    -------                                   --------

         3(a)(1)        Amended and Restated Articles of Incorporation of the
                        Company                                                 (1)

         3(a)(2)        Amendment to the Amended and Restated Articles of
                        Incorporation of the Company                            (2)

         3(b)           Bylaws of the Company                                   (3)

         4(a)           Specimen Common Stock certificate                       (3)

         5              Opinion of Elias, Matz, Tiernan & Herrick L.L.P.
                        regarding legality of securities being registered

        23(a)           Consent of Elias, Matz, Tiernan & Herrick L.L.P.
                        (contained in the opinion included as Exhibit 5)

        23(b)           Consents of KPMG Peat Marwick LLP

        23(c)           Consent of Wolf & Company, P.C.

        23(d)           Consent of Shatswell, MacLeod & Company, P.C.

        24 Powers of Attorney (included in the signature page to this Registration Statement)


---------------------

(1) Exhibit is incorporated by reference to the Form 8-K report filed by the Company with the Securities and Exchange Commission on November 3, 1997.

(2) Exhibit is incorporated by reference to the proxy statement filed by the Company with the Commission on March 23, 1998.

(3) Exhibit is incorporated by reference to the Form S-4 Registration Statement (No. 33-20243) filed by the Company with the Securities and Exchange Commission on February 22, 1988.

     (b)   Financial Statement Schedules.

     No financial statement schedules are filed because the required information is not applicable or is included in the consolidated financial statements or related notes.

ITEM 22. UNDERTAKINGS

     (a)   The undersigned Registrant hereby undertakes as follows:

           (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                 (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                 (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

                 (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                 Provided, however, that paragraphs (a) (1) (i) and (a) (1) (ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

           (2) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of
     1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (3) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

           (4) That every prospectus (i) that is filed pursuant to paragraph (3) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (5) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (6) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

           (7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the questions whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b) 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portland, State of Maine on the 11th day of August 1998.



PEOPLES HERITAGE FINANCIAL GROUP, INC.




By: /s/ William J. Ryan
    -----------------------------------------------
    William J. Ryan
    Chairman, President and Chief Executive Officer





     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each of the directors and/or officers of Peoples Heritage Financial Group, Inc. whose signature appears below hereby appoints William J. Ryan and Peter J. Verrill, and each of them severally, as his or her attorney-in-fact to sign in his or her name and behalf, in any and all capacities stated below and to file with the Securities and Exchange Commission any and all amendments, including post-effective amendments, to this Registration Statement on Form S-4, making such changes in the Registration Statement as appropriate, and generally to do all such things in their behalf in their capacities as directors and/or officers to enable Peoples Heritage Financial Group, Inc. to comply with the provisions of the Securities Act of 1933, and all requirements of the Securities and Exchange Commission.





/s/ Robert P. Bahre                                       Date: August 11, 1998
---------------------------------------------
Robert P. Bahre
Director




/s/ Peter J. Baxter                                       Date: August 11, 1998
---------------------------------------------
Peter J. Baxter
Vice Chairman, Executive Vice President
and Chief Operating Officer

/s/ P. Kevin Condron                                      Date: August 11, 1998
---------------------------------------------
P. Kevin Condron
Director




/s/ Everett W. Gray                                       Date: August 11, 1998
---------------------------------------------
Everett W. Gray
Director




/s/ Andrew W. Greene                                      Date: August 11, 1998
---------------------------------------------
Andrew W. Greene
Director




/s/ Katherine M. Greenleaf                                Date: August 11, 1998
---------------------------------------------
Katherine M. Greenleaf
Director




/s/ Douglas S. Hatfield                                   Date: August 13, 1998
---------------------------------------------
Douglas S. Hatfield
Director




/s/ Dana S. Levenson                                      Date: August 11, 1998
---------------------------------------------
Dana S. Levenson
Director




/s/ Robert A. Marden, Sr.                                 Date: August 11, 1998
---------------------------------------------
Robert A. Marden, Sr.
Vice Chairman

/s/ Philip A. Mason                                       Date: August 13, 1998
---------------------------------------------
Philip A. Mason
Director




/s/ Malcolm W. Philbrook, Jr.                             Date: August 11, 1998
---------------------------------------------
Malcolm W. Philbrook, Jr.
Director




/s/ Pamela P. Plumb                                       Date: August 11, 1998
---------------------------------------------
Pamela P. Plumb
Vice Chairman




/s/ Seth Resnicoff                                        Date: August 17, 1998
---------------------------------------------
Seth Resnicoff
Director




/s/ William J. Ryan                                       Date: August 13, 1998
---------------------------------------------
William J. Ryan
Chairman, President and Chief
 Executive Officer
 (principal executive officer)




/s/ Curtis M. Scribner                                    Date: August 11, 1998
---------------------------------------------
Curtis M. Scribner
Director




/s/ Paul R. Shea                                          Date: August 11, 1998
---------------------------------------------
Paul R. Shea
Director

/s/ John E. Veasey                                        Date: August 13, 1998
---------------------------------------------
John E. Veasey
Director




/s/ Peter J. Verrill                                      Date: August 14, 1998
---------------------------------------------
Peter J. Verrill
Executive Vice President, Chief
 Financial Officer and Treasurer
 (principal financial and accounting officer)